PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated April 15, 2010)	REGISTRATION NO. 333-92161

1,000,000,000 Depositary Receipts
Pharmaceutical HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated April 15, 2010 relating to the sale of up to 1,000,000,000 depositary receipts by the Pharmaceutical HOLDRS Trust.

The share amounts specified in the table in the “Highlights of Pharmaceutical HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company1	Ticker	Share Amounts	Primary Trading Market
Abbott Laboratories	ABT	14.0000	NYSE
Allergan, Inc.	AGN	2.0000	NYSE
Bristol-Myers Squibb Company	BMY	18.0000	NYSE
Eli Lilly & Company	LLY	10.0000	NYSE
Forest Laboratories, Inc.	FRX	4.0000	NYSE
Hospira, Inc.	HSP	1.4000	NYSE
Johnson & Johnson	JNJ	26.0000	NYSE
King Pharmaceuticals, Inc.	KG	4.2500	NYSE
Medco Health Solutions, Inc.	MHS	5.3064	NYSE
Merck & Co., Inc.	MRK	30.0738	NYSE
Mylan Laboratories, Inc.	MYL	2.2500	NASDAQ GS
Pfizer Inc.	PFE	69.8200	NYSE
Valeant Pharmaceuticals International, Inc.	VRX	5.7809	NYSE
Watson Pharmaceuticals, Inc.	WPI	1.0000	NYSE
Zimmer Holdings Inc.	ZMH	1.8000	NYSE

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is October 4, 2010.

1 On September 28, 2010, the merger of Valeant Pharmaceuticals International and Biovail Corporation became effective.  Also, effective September 28, 2010, Biovail Corporation changed its name to (New) Valeant Pharmaceuticals International, Inc.  As a result, (Old) Valeant Pharmaceuticals International, Inc. will no longer be an underlying constituent of the Pharmaceutical HOLDRS Trust.  In connection with the merger, (Old) Valeant Pharmaceuticals International, Inc. shareholders will receive 1.7809 shares of (New) Valeant Pharmaceuticals International, Inc.  The Bank of New York Mellon will receive 1.7809 shares of (New) Valeant Pharmaceuticals International, Inc. per 100 share round lot of Pharmaceutical HOLDRS.  As a result, once the allocation has been completed by The Depository Trust Company, creations of Pharmaceutical HOLDRS will require a deposit of 5.7809 shares of (New) Valeant Pharmaceuticals International, Inc. per 100 share round lot of Pharmaceutical HOLDRS.